Exhibit 99.1

INNOSPEC REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Excellent results in Performance Chemicals despite market volatility with operating income up 11 percent

Fuel Specialties and Oilfield Services impacted by significant decline in demand

Octane Additives concludes as expected; Restructuring charge taken

Impairment charge in Oilfield Services Drilling business

Excellent cash generation enhances strong liquidity position; Improvement in net cash to $18.6 million

Englewood, CO – August 4, 2020 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2020.

Total net sales for the quarter were $244.9 million, down 32 percent from the $362.4 million reported in the corresponding quarter last year. There was a net loss of $39.7 million, or $1.62 per share, and an EBITDA loss of $19.5 million compared to a net income of $22.3 million, or $0.90 per share, and EBITDA of $43.8 million in the second quarter of 2019.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted loss per share of 18 cents, compared to an adjusted earnings per share of $1.12 a year ago. Innospec closed the quarter in a net cash position of $18.6 million. Cash generation for the quarter was positive with net cash provided by operating activities of $29.8 million before capital expenditures of $6.8 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2020			Quarter ended June 30, 2019
(in millions, except share and per share data)	Loss before income taxes	Net loss	Per diluted share	Income before income taxes	Net income	Per diluted share
Reported GAAP amounts	$(53.8)	$(39.7)	$(1.62)	$30.5	$22.3	$0.90

Restructuring charge	21.1	16.8	0.68	—	—	—
Impairment of acquired intangible assets	19.8	15.2	0.62	—	—	—
Amortization of acquired intangible assets	4.6	3.6	0.15	4.6	3.6	0.15
Foreign currency exchange losses	1.2	0.9	0.04	1.8	1.3	0.05
Adjustment of income tax provisions	—	(1.2)	(0.05)	—	0.4	0.02

	46.7	35.3	1.44	6.4	5.3	0.22

Adjusted non-GAAP amounts	$(7.1)	$(4.4)	$(0.18)	$36.9	$27.6	$1.12

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“As we expected, this has been an extraordinary quarter, with market conditions which we have never seen before. We have been operating with the challenges of the massive economic impact of the COVID-19 pandemic and the response of the oil and gas industry to the collapse in crude oil demand.

Performance Chemicals has performed very well despite demand volatility and production disruption. Steady sales combined with continued gross margin improvement have contributed to an 11 percent increase in operating income compared to the same period in 2019. This demonstrates the resilience of this business, even with some headwinds in the quarter. We believe that our strategy has us well positioned for future growth.

The collapse in oil and fuel demand has had an inevitable impact on both Oilfield Services and Fuel Specialties.

With freight transport reduced, passenger miles on the road depressed and aircraft largely grounded for much of the quarter, fuel demand for both diesel and gasoline was down significantly. The result has been a reduction in demand for fuel additives which has impacted our sales and the changes in volume and raw material costs have created a short-term margin impact. We expect demand to improve as global lockdowns are eased and economic activity recovers.

The US onshore oil and gas industry has reacted to the demand destruction by making huge cuts to exploration and production. Not only have drilling and completion activities been radically cut back, but record low crude prices also contributed to a curtailment in production. We have responded by making substantial cuts to our cost base, which we believe will position us for improved operating leverage when growth returns. We have also recognized the changes in the oil and gas business by taking an impairment charge reflecting the reduction in the value of intangible assets in our drilling business.

With no further motor gasoline business in the second quarter, we have determined that Octane Additives has finally reached its conclusion and as a result, we have booked a restructuring charge.

Our portfolio has again generated cash during the quarter, further enhancing our strong balance sheet and liquidity in these troubled times.”

Revenues in Fuel Specialties were $107.4 million for the quarter down by 19 percent from last year. Volumes were down by 15 percent reflecting the reduction in fuel demand, there was a negative price/mix effect of 3 percent and an adverse currency impact of 1 percent. Gross margins of 23.6 percent were down significantly on last year’s second quarter and included significant inventory adjustments. Without these adjustments gross margins would have been 31.3 percent. Operating income was $4.7 million down from $24.1 million a year ago.

In Performance Chemicals, revenues of $95.7 million were down 9 percent from $104.7 million a year ago driven by a 4 percent reduction in volumes, an adverse price/mix of 4 percent and a negative currency impact of 1 percent. Gross margins improved to 26.0 percent, up 3.1 percentage points on the same quarter in 2019. Operating income was up by 11 percent from last year at $12.2 million.

In Oilfield Services, revenues of $41.8 million were down by 66 percent on the second quarter of 2019, reflecting the collapse of customer activity in completions in the US onshore market. Gross margins were 23.7 percent, which included significant inventory adjustments. Without these adjustments, gross margins would have been 1.0 percentage point higher than last year. This translated into an operating loss of $12.4 million compared to an operating income of $10.1 million in the same quarter last year.

As expected, there were no Octane Additives revenues in the quarter compared to $1.9 million a year ago which resulted in an operating loss of $1.6 million compared to an operating income of $0.1 million in last year’s second quarter.

Corporate costs for the quarter were $15.4 million, compared to the $13.6 million recorded a year ago, due mainly to higher personnel-related expenses.

The effective tax rate for the quarter was 26.2 percent compared to 26.9 percent last year.

Net cash provided by operating activities in the quarter was $29.8 million, compared to $50.0 million a year ago. In the quarter, the Company also distributed $12.8 million to shareholders for the semi-annual dividend. As of June 30, 2020, Innospec had $58.2 million in cash and cash equivalents, and total debt of $39.6 million, resulting in a net cash position of $18.6 million.

Mr. Williams concluded,

“Although this has clearly been a disappointing quarter, we are looking forward with optimism.

Performance Chemicals has continued to deliver excellent results and we have a number of very promising organic projects which we believe will enhance our growth in the coming quarters.

Fuel Specialties should recover in line with an improvement in trade and overall economic conditions. Although delayed, we expect demand in areas like gasoline direct injection engine technology and new marine fuels to supplement underlying growth.

In Oilfield Services, our strategy to diversify and broaden the base of our business is on track. Although pipeline throughput has dropped in the short-term, we are very pleased with our growth on drag reducing agents and we are expanding our plant to meet customer demand. We have adjusted our cost base to match customer activity in drilling, completion and production in the short-term. We continue to watch the environment very closely so that we can fine tune our operations.

Our headline numbers include a restructuring charge to reflect the long-expected cessation of the Octane Additives business and an impairment charge relating to intangible assets in Oilfield Services. Without these, our small net loss is a reasonable result given the extraordinary nature of the quarter.

Our excellent cash generation in the quarter underlines what we believe is the fundamental strength of our businesses. We have a very strong balance sheet and have further improved our liquidity. If the current turmoil generates an attractive acquisition opportunity, we are very well placed to accelerate our growth.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, impairment and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of restructuring charge, impairment of intangible assets, amortization of acquired intangible assets, foreign currency exchange losses and adjustment of income tax provisions. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels,” “plan,” “intend” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2019, Innospec’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except share and per share data)	2020	2019	2020	2019
Net sales	$244.9	$362.4	$617.2	$750.7
Cost of goods sold	(185.8)	(251.3)	(444.2)	(521.8)

Gross profit	59.1	111.1	173.0	228.9

Operating expenses:
Selling, general and administrative	(63.5)	(71.2)	(127.9)	(143.7)
Research and development	(8.1)	(8.2)	(16.7)	(17.3)
Restructuring charge	(21.1)	—	(21.1)	—
Impairment of intangible assets	(19.8)	—	(19.8)	—

Total operating expenses	(112.5)	(79.4)	(185.5)	(161.0)

Operating (loss)/income	(53.4)	31.7	(12.5)	67.9
Other income, net	0.1	—	4.0	4.1
Interest expense, net	(0.5)	(1.2)	(1.1)	(2.7)

(Loss)/income before income taxes	(53.8)	30.5	(9.6)	69.3
Income taxes	14.1	(8.2)	3.0	(18.3)

Net (loss)/income	$(39.7)	$22.3	$(6.6)	$51.0

(Loss)/earnings per share:
Basic	$(1.62)	$0.91	$(0.27)	$2.08
Diluted	$(1.62)	$0.90	$(0.27)	$2.07

Weighted average shares outstanding (in thousands):
Basic	24,564	24,483	24,547	24,468
Diluted	24,564	24,678	24,547	24,671

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2020	2019	2020	2019
Net sales:
Fuel Specialties	$107.4	$133.3	$254.4	$289.3
Performance Chemicals	95.7	104.7	208.8	222.8
Oilfield Services	41.8	122.5	154.0	236.7
Octane Additives	—	1.9	—	1.9

	244.9	362.4	617.2	750.7

Gross profit/(loss):
Fuel Specialties	25.4	44.7	76.6	100.4
Performance Chemicals	24.9	24.0	52.5	50.6
Oilfield Services	9.9	41.5	46.1	79.2
Octane Additives	(1.1)	0.9	(2.2)	(1.3)

	59.1	111.1	173.0	228.9

Operating (loss)/income:
Fuel Specialties	4.7	24.1	36.8	57.0
Performance Chemicals	12.2	11.0	27.8	24.5
Oilfield Services	(12.4)	10.1	(5.2)	17.9
Octane Additives	(1.6)	0.1	(2.8)	(2.7)
Corporate costs	(15.4)	(13.6)	(28.2)	(28.8)

	(12.5)	31.7	28.4	67.9
Restructuring charge	(21.1)	—	(21.1)	—
Impairment of intangible assets	(19.8)	—	(19.8)	—

Total operating (loss)/income	$(53.4)	$31.7	$(12.5)	$67.9

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2020	2019	2020	2019
Net (loss)/income	$(39.7)	$22.3	$(6.6)	$51.0
Interest expense, net	0.5	1.2	1.1	2.7
Income taxes	(14.1)	8.2	(3.0)	18.3
Depreciation and amortization:
Fuel Specialties	1.0	1.0	2.0	1.9
Performance Chemicals	5.1	4.9	10.1	9.6
Oilfield Services	4.3	4.5	8.6	8.8
Octane Additives	0.3	0.3	0.6	0.6
Corporate costs	1.3	1.4	2.6	2.6
Impairment of intangible assets	19.8	—	19.8	—
Impairment of tangible assets	2.0	—	2.0	—

EBITDA	(19.5)	43.8	37.2	95.5

EBITDA:
Fuel Specialties	5.7	25.1	38.8	58.9
Performance Chemicals	17.3	15.9	37.9	34.1
Oilfield Services	(8.1)	14.6	3.4	26.7
Octane Additives	(1.3)	0.4	(2.2)	(2.1)
Corporate costs	(14.1)	(12.2)	(25.6)	(26.2)

	(0.5)	43.8	52.3	91.4
Restructuring excluding impairment of tangible assets	(19.1)	—	(19.1)	—
Other income, net	0.1	—	4.0	4.1

EBITDA	$(19.5)	$43.8	$37.2	$95.5

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2020	December 31, 2019
Assets

Current assets:
Cash and cash equivalents	$58.2	$75.7
Trade and other accounts receivable	213.4	292.0
Inventories	243.6	244.6
Prepaid expenses	9.7	14.7
Prepaid income taxes	8.0	2.5
Other current assets	—	0.8

Total current assets	532.9	630.3

Net property, plant and equipment	198.9	198.7
Goodwill	363.3	363.0
Operating lease right-of-use assets	29.5	32.4
Other intangible assets	82.3	113.5
Deferred tax assets	8.9	9.1
Pension asset	118.6	115.9
Other non-current assets	4.6	5.9

Total assets	$1,339.0	$1,468.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$74.1	$122.0
Accrued liabilities	118.8	154.0
Current portion of finance leases	0.6	1.0
Current portion of plant closure provisions	6.3	5.6
Current portion of accrued income taxes	8.4	10.3
Current portion of operating lease liabilities	11.0	10.6

Total current liabilities	219.2	303.5

Long-term debt	38.8	58.6
Finance leases, net of current portion	0.2	0.5
Plant closure provisions, net of current portion	51.6	43.7
Accrued income taxes, net of current portion	32.4	36.2
Unrecognized tax benefits, net of current portion	15.2	16.4
Operating lease liabilities, net of current portion	18.6	21.9
Deferred tax liabilities	44.0	49.6
Pension liabilities and post-employment benefits	17.9	17.8
Other non-current liabilities	1.4	1.7
Equity	899.7	918.9

Total liabilities and equity	$1,339.0	$1,468.8

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2020	2019
Cash Flows from Operating Activities

Net income	$(6.6)	$51.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24.2	23.8
Impairment of intangible assets	19.8	—
Impairment of tangible assets	2.0	—
Deferred taxes	(5.6)	0.1
Cash contributions to defined benefit pension plans	—	(0.5)
Non-cash movements on defined benefit pension plans	(2.2)	(3.1)
Stock option compensation	2.8	3.2
Changes in working capital	(1.6)	(11.4)
Movements in accrued income taxes	(9.5)	(0.6)
Movements in plant closure provisions	8.5	—
Movements in unrecognized tax benefits	(1.3)	0.7
Movements in other assets and liabilities	1.7	—

Net cash provided by operating activities	32.2	63.2

Cash Flows from Investing Activities

Capital expenditures	(14.6)	(16.2)
Internally developed software	—	(0.7)

Net cash used in investing activities	(14.6)	(16.9)

Cash Flows from Financing Activities

Non-controlling interest	0.1	—
Net repayment of revolving credit facility	(20.0)	(50.0)
Receipt of short-term borrowing	—	0.7
Repayment of finance leases	(0.6)	(0.9)
Dividend paid	(12.8)	(12.2)
Issue of treasury stock	0.8	1.3
Repurchase of common stock	(2.1)	(2.1)

Net cash used in financing activities	(34.6)	(63.2)
Effect of foreign currency exchange rate changes on cash	(0.5)	(0.1)

Net change in cash and cash equivalents	(17.5)	(17.0)
Cash and cash equivalents at beginning of period	75.7	123.1

Cash and cash equivalents at end of period	$58.2	$106.1

Amortization of deferred finance costs of $0.2 million (2019 - $0.3 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.